Exhibit (s)

THE CUSHING® RENAISSANCE FUND

POWER OF ATTORNEY

That each of the undersigned officers and trustees of The Cushing® Renaissance Fund, a statutory trust formed under the laws of the State of Delaware (the “Trust”), do constitute and appoint Jerry V. Swank, Daniel L. Spears, John H. Alban and Barry Y. Greenberg as true and lawful attorneys and agents, with full power and authority (acting alone and without the other) to execute in the name and on behalf of each of the undersigned as such officer or trustee, a Registration Statement on Form N-2, including any pre-effective amendments and/or any post-effective amendments thereto, and any other filings in connection therewith, and to file the same under the 1933 Act or the Investment Company Act of 1940, as amended, or otherwise, with respect to the registration of the Trust, the registration or offering of the Trust’s shares of beneficial interest, par value $.01 per share; granting to such attorney and agent full power of substitution and revocation in the premises; and ratifying and confirming all that such attorney and agent may do or cause to be done by virtue of these presents.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of this 10th day of July, 2012.

/s/ Jerry V. Swank
Jerry V. Swank Trustee, Chief Executive Officer and President

/s/ John H. Alban
John H. Alban Chief Financial Officer and Treasurer

/s/ Brian R. Bruce
Brian R. Bruce Trustee

/s/ Edward N. McMillan
Edward N. McMillan Trustee

/s/ Ronald P. Trout
Ronald P. Trout Trustee